CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our reports on the financial statements of JPF Separate Account C dated March 23, 2001, and on the consolidated financial statements of Jefferson Pilot Financial Insurance Company and Subsidiaries dated February 5, 2001, in Post-Effective Amendment No. 6 to the Registration Statement (Form S-6 No. 333-01781) under the Securities Act of 1933 and related Prospectus for the registration of units of interest in the JPF Separate Account C under the Ensemble SL flexible premium variable life insurance policies offered by Jefferson Pilot Financial Insurance Company.



                                                    /s/ ERNST & YOUNG LLP



Greensboro, North Carolina
April 25, 2001